EXHIBIT 2.1
Execution Copy
FIRST AMENDMENT
TO PURCHASE AGREEMENT
     This AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is dated as of November 30, 2005 and entered into by and among American Pacific Corporation, a Delaware corporation (“Purchaser”), Aerojet Fine Chemicals LLC, a Delaware limited liability corporation (“Seller”), and Aerojet-General Corporation, an Ohio corporation (“Aerojet”), with reference to that certain Purchase Agreement dated as of July 12, 2005, by and among the Purchaser, Seller and Aerojet (the “Purchase Agreement”). Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Purchase Agreement.
     WHEREAS, the parties hereto have agreed to amend certain provisions of the Purchase Agreement;
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
AMENDMENTS TO PURCHASE AGREEMENT
     1.1 Article I of the Purchase Agreement is amended by adding the following definitions thereto in alphabetical order:
     “CAPEX Overpayment” shall have the meaning set forth in Section 3.1(f);
     “CAPEX Underpayment” shall have the meaning set forth in Section 3.1(f);
     “Consent Agreement” shall mean that certain Consent Agreement dated as of the Closing Date entered into by Ampac Fine Chemicals LLC and DTSC in the form attached hereto as Exhibit P;
     “DTSC” shall mean the Cal-EPA Department of Toxic Substances Control;
     “Earn Out” shall have the meaning set forth in Section 3.1(i);
     “Earn Out Original Due Date” shall have the meaning set forth in Section 3.1(i);
     “Earn Out Period” shall have the meaning set forth in Section 3.1(i);
     “Earn Out Statement” shall have the meaning set forth in Section 3.1(k);
     “Earn Out EBITDAP” shall have the meaning set forth in Section 3.1(i);
     “Earn Out EBITDAP Objection” shall have the meaning set forth in Section 3.1(k);
     “EBITDAP Adjustment” shall have the meaning set forth in Section 3.1(i);

     “EBITDAP Adjustment Objection” shall have the meaning set forth in Section 3.1(i);
     “EBITDAP Adjustment Statement” shall have the meaning set forth in Section 3.1(i);
     “Interest Rate” shall means at a per annum rate equal to (i) the aggregate of three–month U.S. dollar LIBOR as from time to time in effect (as determined as provided below) plus (ii) a margin equal to the lesser of (A) the initial interest rate margin payable on outstanding “Loans”, including the “Revolving Loans”, under the First Lien Credit Agreement (as defined in the Note) as of the Earn Out Original Due Date, and (B) the interest rate margin payable on such outstanding Loans, including such Revolving Loans, under the First Lien Credit Agreement as of the date of any amendment or refinancing of the First Lien Credit Agreement which includes a reduction in interest cost (after giving effect to such amendment or refinancing) (assuming in the case of sub-clause (A) or (B) for purposes of such determination full utilization of all lending commitments).
     “Interest Reference Date” shall mean the last day of each calendar quarter, beginning on the last day of the calendar quarter occurring after the Earn Out Original Due Date.
     “Machine Shop Lease” shall have the meaning set forth in Section 3.4(d);
     “Quarterly EBITDAP Target” shall have the meaning set forth in Section 3.1(i);
     “Working Capital” shall mean (A) the sum of the book values, determined in accordance with GAAP applied on a consistent basis with the May Balance Sheet, of those assets of the Business that constitute current assets under GAAP but excluding those current assets specifically identified as Excluded Assets pursuant to Section 2.2, less (B) the sum of the book values, determined in accordance with GAAP applied on a consistent basis with the May Balance sheet, of those liabilities of the Business that constitute current liabilities under GAAP but excluding (i) those current liabilities specifically identified as Excluded Liabilities pursuant to Section 2.4 and (ii) those liabilities set forth on Schedule 3.1.
     “Working Capital Overpayment” shall have the meaning set forth in Section 3.1(f);
     “Working Capital Underpayment” shall have the meaning set forth in Section 3.1(f);
     1.2 Article I of the Purchase Agreement is further amended by inserting the following definitions thereto in lieu of the respective definition in the Purchase Agreement:
     “Assumed Environmental Liabilities” shall mean (A) liabilities for cleanup, removal, remedial or response actions or costs, or administrative, civil or criminal penalties resulting from a violation of Environmental Law or the Release of Hazardous Substances at, in, by, from, or related to, the Leased Property, the facilities or operations of the Business or any Person (other than Seller Parties) occupying or using any of the Leased Property or such facilities to the extent that Seller proves: (i) the Release or violation commenced or occurred after the Closing Date and (ii) the liability is not a Pre-Closing Environmental Liability; (B) costs and liabilities incurred under, or arising out of, the Consent Agreement; and (C) if the DTSC determines, upon completion of the review provided for in the Consent Agreement that a RCRA permit is required for one or more of the processes or units of the Business covered by the Consent Agreement, then all costs and liabilities arising after the Closing Date that are associated with the preparation, filing, processing, application for, issuance of, and compliance with, such a permit, and the implementation of measures required in connection with the issuance of such a permit.
     “Capital Expenditures Statement” shall have the meaning set forth in Section 3.1(d).
     “Closing Balance Sheet” shall have the meaning set forth in Section 3.1(d).
     “Objection” shall have the meaning set forth in Section 3.1(e).
     “Pre-Closing Environmental Liabilities” shall mean any and all liabilities for ongoing or future Remedial Actions, civil or criminal penalties, personal injury, property damage, natural resources damages or attorneys’ fees, or any investigative, corrective or remedial obligations resulting from (A) the Release of any Hazardous Substances at, in, by, from, or related to the Purchased Assets or the Leased Property, or (B) the violation of any Environmental Law (including the invalidity or insufficiency of, or failure to comply with, any Environmental Permit), in each case of (A) and (B) to the extent that it arose, commenced, occurred or existed on or prior to the Closing Date. Pre-Closing Environmental Liabilities include, without limitation, all Losses due to a violation of Environmental Law or a Release of Hazardous Substances, to the extent the circumstances underlying such Losses are caused by any Seller Party’s or any Person’s (other than Purchaser’s, or Purchaser’s successors’, assigns’ or sublessees’ or the successors’, assigns’ or sublessees’ of Purchaser’s Affiliates) operations, in each case to the extent that the violation or Release arose, commenced, occurred or existed on or prior to the Closing Date. Pre-Closing Environmental Liabilities also include all liabilities, penalties, or any other fees, obligations, or ordered actions resulting from Item 10 on Schedule 4.14(d) but specifically excluding (A) costs and liabilities incurred under or arising out of the Consent Agreement; and (B) if the DTSC determines, upon completion of the review provided for in the Consent Agreement that a RCRA permit is required for one or more of the processes or units of the Business covered by the Consent Agreement, then all costs and liabilities arising after the Closing Date that are associated with the preparation, filing, and processing, application for, issuance of, and compliance with, such a permit, and the implementation of measures required in connection with issuance of such a permit.
     “Transaction Documents” shall mean this Agreement, the Transition Services Agreement, the Ground Lease, the Warehouse Lease, the Aerojet Lease, the Machine Shop Lease, the Guaranty, the Purchaser Guaranty, the Note, the Trademark License Agreement, the Polyfox License, the Bill of Sale and any other document ancillary to this Agreement.
     1.3 Section 2.1(a)(iii) of the Purchase Agreement is hereby replaced in its entirety with the following:
(iii) all business records, books, documents, correspondence, lists, models, tracings, price sheets, films, slides, art work and printing plates, tool drawings, plans, designs, blueprints, schematic drawings, engineering data and other materials (in whatever form or medium) owned by Seller or Aerojet, in each case only to the extent that they relate to the Business, the Purchased Assets, the Assumed Liabilities, or any Transferred

     Employees (except medical records, which shall be provided upon presentation of a written consent as required under applicable law signed by the Transferred Employee).
     1.4 Section 2.1(xi) of the Purchase Agreement is replaced in its entirety with the following:
(xi) subject to the rights of OMNOVA Solutions Inc. in that certain License Agreement by and among Aerojet, Seller and OMNOVA Solutions Inc., dated September 1999, the Polyfox Intellectual Property;
     1.5 Section 3.1 of the Purchase Agreement is hereby replaced in its entirety with the following.
     3.1 Determination of Purchase Price.
          (a) Subject to the terms and conditions of this Agreement and in consideration of the sale, transfer, assignment, conveyance and delivery by Seller and Aerojet (to the extent of their respective ownership interests) of the Purchased Assets to Purchaser, Purchaser shall pay to Seller an aggregate amount equal to One Hundred Fourteen Million Dollars ($114,000,000), which shall be paid at Closing as set forth in Section 3.1(b) and which shall be subject to adjustment pursuant to the terms of this Section 3.1 (as so adjusted, the “Purchase Price”).
          (b) The Purchase Price shall be paid by Purchaser to Seller at the Closing as follows:
(i)	by wire transfer of immediately available funds in an aggregate amount of Eighty Eight Million Five Hundred Thousand Dollars ($88,500,000);

(ii)	by delivery of a subordinated promissory note payable to Seller in the original principal amount of Twenty Five Million Five Hundred Thousand Dollars ($25,500,000) in the form attached hereto as Exhibit D (the “Note”).
          (c) No later than one (1) Business Day prior to the Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Purchaser a written estimate (the “Estimated Statement”) of (i) the items of the 2005 Budgeted Capital Expenditures that have been paid by or on behalf of Seller as of the Closing Date (“Completed Capital Expenditures”), and (ii) Working Capital, in each case as of the close of Business on the Closing Date. Subject to further adjustment pursuant to Section 3.1(f) hereof:
(A) to the extent that the Estimated Statement reflects (I) Completed Capital Expenditures of less than Nineteen Million Dollars ($19,000,000), the purchase price shall be decreased by the amount of such difference and such decrease shall be applied to the cash portion of the purchase price; and (II)

Completed Capital Expenditures of more than Nineteen Million Dollars ($19,000,000), the purchase price shall be increased by the amount of such excess and such increased amount shall be paid in cash within five (5) Business Days of the Closing Date; and
          (B) to the extent that the Estimated Statement reflects (I) Working Capital of less than Ten Million Dollars ($10,000,000), the purchase price payable at Closing shall be decreased by the amount of such difference and such decrease shall be applied to the cash portion of the purchase price; and (II) Working Capital of more than Ten Million Dollars ($10,000,000), the purchase price shall be increased by the amount of such excess and such increased amount shall be paid in cash within five (5) Business Days of the Closing Date.
          (d) Within 45 calendar days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller (i) a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP applied on a consistent basis with the May Balance Sheet and including such items set forth on the May Balance Sheet (the “Closing Balance Sheet”), (ii) a statement (“Capital Expenditures Statement”) of the Completed Capital Expenditures as of the Closing Date, and (iii) a statement (the “Working Capital Statement”) of the Working Capital as of the Closing Date.
          (e) Following receipt of the Closing Balance Sheet, the Capital Expenditures Statement, and the Working Capital Statement, Seller will have 45 calendar days to review the Closing Balance Sheet, the Capital Expenditures Statement, and the Working Capital Statement after which period, if Seller has not disputed in writing (an “Objection”) the Closing Balance Sheet, the Capital Expenditures Statement, or the Working Capital Statement, Seller will be deemed to have accepted and agreed with the Closing Balance Sheet, the Capital Expenditures Statement, and the Working Capital Statement, and such deliverables shall be final and binding upon the Parties. During such period, Purchaser shall make available its accounting staff and other relevant personnel to respond to questions of Seller relating to the Closing Balance Sheet, the Capital Expenditures Statement, and the Working Capital Statement at commercially reasonable times and upon commercially reasonable advance notice and shall furnish to Seller such work papers and other documents and information relating to the Closing Balance Sheet, the Capital Expenditures Statement, and the Working Capital Statement as Seller may commercially reasonably request and are commercially reasonably available to Purchaser or its Affiliates. An Objection shall set forth a general description of the basis of the Objection and the adjustments to the Closing Balance Sheet, the Capital Expenditures Statement, and/or the Working Capital Statement that Seller believes should be made, which Objection must be delivered to Purchaser on or before the last day of such 45-day period, in which case each item in the Closing Balance Sheet, the Capital Expenditures Statement, and the Working Capital Statement that is not disputed in such Objection shall be deemed to be agreed to by Seller and shall be final and binding upon the Parties. Purchaser shall have 30 calendar days from receipt of any Objection to review and respond to such Objection.

          (f) After all calculations contemplated in Section 3.1(e) have been completed, delivered and responded to, the purchase price shall be adjusted as follows:
          (A) To the extent that the Estimated Statement reflects (i) Completed Capital Expenditures of more than the amount shown on the Capital Expenditures Statement (such difference a “CAPEX Overpayment”), then the purchase price shall be decreased by the amount of such CAPEX Overpayment, and Seller shall promptly make payment in immediately available funds to Purchaser in the amount of the CAPEX Overpayment; and (ii) Completed Capital Expenditures of less than the amount shown on the Capital Expenditures Statement (such difference a “CAPEX Underpayment”), the purchase price shall be increased by the amount of such CAPEX Underpayment, and Purchaser shall promptly make payment in immediately available funds to Seller in the amount of such CAPEX Underpayment;
          (B) To the extent that the Estimated Statement reflects (i) Working Capital of more than the amount shown on the Working Capital Statement (such difference a “Working Capital Overpayment”), then the purchase price shall be decreased by the amount of such Working Capital Overpayment, and Seller shall promptly make payment in immediately available funds to Purchaser in the amount of the Working Capital Overpayment; and (ii) Working Capital of less than the amount shown on the Working Capital Statement (such difference a “Working Capital Underpayment”), the purchase price shall be increased by the amount of such Working Capital Underpayment, and Purchaser shall promptly make payment in immediately available funds to Seller in the amount of such Working Capital Underpayment.
          (g) The Parties shall attempt in good faith to reach an agreement with respect to any matters in dispute regarding the Closing Balance Sheet, the Capital Expenditures Statement, and/or the Working Capital Statement. If the Parties are unable to reach agreement with respect to the Closing Balance Sheet, the Capital Expenditures Statement, and/or the Working Capital Statement within 30 days following the delivery of Purchaser’s response to an Objection, any remaining disputed items shall be referred for final binding resolution to an accounting firm mutually acceptable to both Parties or, in the absence of such agreement, by an accounting firm (with no existing or prior material business with either Seller or Purchaser) of national reputation selected by lot. The selected accounting firm shall be directed by the Parties to (i) determine each disputed item on the Closing Balance Sheet on the basis consistent with the May Balance Sheet, (ii) determine each disputed item on the Capital Expenditures Statement in accordance with GAAP applied on a consistent basis and in accordance with this Agreement, (iii) determine each disputed item on the Working Capital Statement in accordance with GAAP applied on a consistent basis and in accordance with this Agreement, (iv) render its determination within 30 days after such referral for binding resolution is made, and (v) upon reaching a determination, deliver to both Purchaser and Seller a modified Closing Balance Sheet, Capital Expenditures Statement, and/or Working Capital Statement reflecting the items that have become final and binding upon the Parties and the accounting firm’s determination of each disputed item. The determination by the accounting firm so selected of the Closing Balance Sheet, the Capital Expenditures Statement, and/or the Working Capital Statement (with such modifications therein, if any, as reflect such determination) shall be conclusive and binding upon the Parties. The fees and expenses of such accounting firm shall be shared equally by the Seller Parties, on the one hand, and Purchaser, on the other hand. Nothing herein shall be construed to authorize or permit the accounting firm to determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of the disputed items submitted to them for determination in accordance with this Section 3.1(g).
          (h) Each Party shall provide the other Parties and their respective representatives reasonable access to the premises of the Business, to their respective books and records and to their respective appropriate personnel for purposes of preparing and confirming the Closing Balance Sheet, the Capital Expenditures Statement, the Working Capital Statement, and the CAPEX Statement.
          (i) (A) Subject to sub-clause (C) of Section 3.1(i), Seller shall earn, and Purchaser shall pay to Seller, as additional consideration for the Purchased Assets (the “Earn Out”), an amount equal to the product of (i) the amount, if any, by which the Business’s Earn Out EBITDAP, as defined in Schedule 3.1(i), for the 12-month period from October 1, 2005 through and including September 30, 2006 (the “Earn Out Period”) exceeds Eighteen Million Seven Hundred Fifty Thousand Dollars ($18,750,000) and (ii) four (4); provided, that the Parties agree that the amount, if any, payable under this Section 3.1(i)(A) shall not exceed in the aggregate Five Million Dollars ($5,000,000). During the Earn Out Period and until such time as the Earnout amount is paid to Seller, Purchaser shall cause the books and records of the Business to be adequately maintained in a commercially reasonable manner so that any amounts due pursuant to this Section 3.1(i) can be determined. If (i) the amount of the Earn Out that becomes due under this Section 3.1(i)(A) equals Five Million Dollars ($5,000,000), and (ii) any EBITDAP Adjustment previously has been paid by Seller to Purchaser, then Purchaser shall repay Seller, in addition to the Earn Out, and at the same time of such payment, the amount of such previously paid EBITDAP Adjustment.
               (B) In the event that the Business does not achieve the EBITDAP for the period October 1, 2005 through December 31, 2005, as set forth on Schedule 3.1(i) (“Quarterly EBITDAP Target”), then Seller shall pay to Purchaser a sum equal to the product of (i) the amount by which the Quarterly EBITDAP Target exceeds the actual EBITDAP for that same period, and (ii) four (4) (“EBITDAP Adjustment”), provided that the EBITDAP Adjustment shall not exceed One Million Dollars ($1,000,000). During December 2005, the Chief Financial Officer of Purchaser shall consult with the Chief Financial Officer of Seller concerning the conduct of the Business, to assure that the affairs of the Business are conducted in a commercially reasonable manner so that any amounts due pursuant to this Section 3.1(i)(B) can be determined appropriately. As soon as Purchaser has closed the books of the Business for December 2005, Purchaser shall calculate the EBITDAP Adjustment and deliver to Seller a statement (the “EBITDAP Adjustment Statement”) which shall set forth the EBITDAP Adjustment calculation, together with commercially reasonable supporting documentation. Following receipt of the EBITDAP Adjustment Statement, Seller shall have 30 calendar days to review the EBITDAP Adjustment Statement after which period, if Seller has not disputed in writing

(an “EBITDAP Adjustment Objection”) the EBITDAP Adjustment Statement, Seller shall be deemed to have accepted and agreed with the EBITDAP Adjustment Statement, and such statement shall be final and binding upon the Parties. During such period, Purchaser shall make available at commercially reasonable times and upon commercially reasonable advance notice its accounting staff and other relevant personnel to respond to questions of Seller and its representatives relating to the EBITDAP Adjustment Statement and shall furnish to Seller such work papers and other documents and information relating to the EBITDAP Adjustment as Seller may commercially reasonably request and are commercially reasonably available to Purchaser or its Affiliates. An EBITDAP Adjustment Objection shall set forth a general description of the basis of the EBITDAP Adjustment Objection and the adjustments to the EBITDAP Adjustment that Seller believes should be made, which EBITDAP Adjustment Objection must be delivered to Purchaser on or before the last day of such 30-day period. Purchaser shall have 10 calendar days from receipt to review and respond to the EBITDAP Adjustment Objection. In the event there remains no dispute regarding the amount of the EBITDAP Adjustment, Seller shall pay to Purchaser the amount of the EBITDAP Adjustment forthwith. Payment of the EBITDAP Adjustment shall be made to Purchaser by wire transfer in immediately available funds.
               (C) Payment of any amount due to Seller pursuant to sub-clause (A) of this Section 3.1(i) on or in respect of the Earn Out or repayment of the EBITDAP Adjustment shall be subject to the restrictions on such payment contained in the Credit Agreements (as defined in the Note). Accordingly, Purchaser shall make payment of the Earn Out and repayment of the EBITDAP Adjustment, if any, on the first Business Day on which payment thereof is permitted by the Credit Agreements. If Purchaser is prevented by the Credit Agreements from making payment of all or any part of the Earn Out and repayment of the EBITDAP Adjustment, if any, on the date when due hereunder (the “Earn Out Original Due Date”) or if the Credit Agreements allow such repayment and Purchaser fails to pay Seller such amount, then the unpaid amount will accrue interest from the Earn Out Original Due Date until paid at a rate per annum equal to the Interest Rate. Any such interest will be paid on the first Business Day it is permitted to be paid under the Credit Agreements. Any accrued interest paid shall be paid in full on the date on which payment on the Earn Out is permitted to be paid under the Credit Agreements. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final payment on the Earn Out is made. Interest shall be calculated on the basis of actual number of days elapsed and a 360-day year. Three–month U.S. dollar LIBOR shall be determined by the Purchaser on the Earn Out Original Due Date and thereafter on each successive Interest Reference Date and shall be the quotation of “London Interbank Offered Rates (Libor)” on any such date appearing in the “Money Rates” section of the western edition of The Wall Street Journal. If The Wall Street Journal is not published on any Interest Reference Date, such determination shall be made on the first publication date thereafter. If not available therein on any such determination date, an equivalent quotation shall be obtained from such other publication as the Purchaser reasonably shall select. Three–month U.S. dollar LIBOR as so determined on any such determination date shall remain in effect for purposes of interest accrual hereunder until the next determination date. In lieu of payment in cash of any interest due hereunder prior to the permitted payment of the Earn Out, any and all such interest on the outstanding amount of the Earn Out shall be added to, and become a part of, the Earn Out amount on each Interest Reference Date and at final payment.

          (j) Within three (3) days after Purchaser files its Form 10-K for the year ended September 30, 2006, Purchaser shall calculate the Earn Out and deliver to Seller a statement (the “Earn Out Statement”) which shall set forth the Earn Out calculation, together with commercially reasonable supporting documentation. Following receipt of the Earn Out Statement, Seller shall have 45 calendar days to review the Earn Out Statement after which period, if Seller has not disputed in writing (an “Earn Out EBITDAP Objection”) the Earn Out Statement, Seller shall be deemed to have accepted and agreed with the Earn Out Statement, and such statement shall be final and binding upon the Parties. During such period, Purchaser shall make available at commercially reasonable times and upon commercially reasonable advance notice its accounting staff and other relevant personnel to respond to questions of Seller and its representatives relating to the Earn Out Statement and shall furnish to Seller such work papers and other documents and information relating to the Earn Out Statement as Seller may commercially reasonably request and are commercially reasonably available to Purchaser or its Affiliates. An Earn Out EBITDAP Objection shall set forth a general description of the basis of the Earn Out EBITDAP Objection and the adjustments to the Earn Out Statement that Seller believes should be made, which Earn Out EBITDAP Objection must be delivered to Purchaser on or before the last day of such 45-day period. If the Earn Out Statement is not disputed in an Earn Out EBITDAP Objection, it shall be deemed to be agreed to by Seller and shall be final and binding upon the Parties. Purchaser shall have 30 calendar days from receipt to review and respond to the Earn Out EBITDAP Objection.
          (k) The Parties shall attempt in good faith to reach an agreement with respect to any matters in dispute regarding the Earn Out Statement. If the Parties are unable to reach agreement with respect to the Earn Out Statement within 30 calendar days following the delivery of Purchaser’s response to an Earn Out EBITDAP Objection, the Earn Out Statement shall be referred for final binding resolution to an accounting firm mutually acceptable to both Parties or, in the absence of such agreement, by an accounting firm (with no existing or prior material business with either Seller or Purchaser) of national reputation selected by lot. The selected accounting firm shall be directed by the Parties to (i) determine that the Earn Out Statement is consistent with the provisions of Section 3.1(i), (ii) render its determination within 30 days after such referral for binding resolution is made, and (iii) upon reaching a determination, deliver to both Purchaser and Seller a modified Earn Out Statement reflecting the accounting firm’s determination. The determination by the accounting firm so selected of the Earn Out Statement (with such modifications therein, if any, as reflect such determination) shall be conclusive and binding upon the Parties. The fees and expenses of such accounting firm shall be shared equally by the Seller Parties, on the one hand, and Purchaser, on the other hand. Nothing herein shall be construed to authorize or permit the accounting firm to determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of the Earn Out Statement submitted to it for determination in accordance with this Section 3.1(l). Payment of the Earn Out shall be made to Seller by wire transfer in immediately available funds.

     1.6 Section 3.2 of the Purchase Agreement is amended by replacing the phrase “Two Million Dollars ($2,000,000.00)” in the four (4) instances it is found within such Section 3.2, with the phrase “Three Million Dollars ($3,000,000)”.
     1.7 The first sentence of Section 3.3 of the Purchase Agreement is replaced in its entirety with the following:
The Parties agree that the Purchase Price for the Purchased Assets will be allocated on a preliminary basis as set forth in Schedule 3.3 attached to this Amendment. The Parties agree that they will use their respective commercially reasonable efforts to determine the further suballocation of the Purchase Price to specific Purchased Assets within each of the categories identified on Schedule 3.3 to meet the requirements of Section 1060 of the Code.
     1.8 Sections 3.4(a), 3.4(b), 3.4(c), 3.4(d), 3.4(e), 3.4(m) and 3.4(p) of the Purchase Agreement are replaced in their entirety, respectively, with the following:
     (a) A bill of sale and assignment and assumption agreement in the form attached hereto as Exhibit E (the “Bill of Sale”), duly executed by each Party thereto, and any other instruments of assignment and transfer duly executed by Seller and Aerojet, in form and substance reasonably satisfactory to counsel for Purchaser, sufficient to convey, transfer and assign to Purchaser all right, title and interest of Seller and Aerojet (to the extent of their respective ownership interests) in and to the Purchased Assets;
     (b) The transition services agreement in the form attached hereto as Exhibit F (the “Transition Services Agreement”), as revised by the Parties on or before Closing to delete those Services (as defined therein) which Purchaser will not require the Seller Parties to provide in accordance with the terms thereof, duly executed by each Party thereto;
     (c) A ground lease between Aerojet and Purchaser in the form attached hereto as Exhibit G (the “Ground Lease”), and the documents provided for therein, each duly executed by each Party thereto;
     (d) A lease between Aerojet and Purchaser for certain warehouse buildings (i.e., Building 04-008, Building 04-045 and Building 04-064) located on Aerojet land outside of the Leased Property in the form attached hereto as Exhibit H (the “Warehouse Lease”), duly executed by each Party thereto;
     (e) A lease between Aerojet and Purchaser for a certain building (i.e., Building 05-122) located on the Leased Property in the form attached hereto as Exhibit I (the “Aerojet Lease”) and a lease between Aerojet and Purchaser for a certain machine shop (i.e., Building 05-060) located on the Leased Property in the form attached hereto as Exhibit I-1 (the “Machine Shop Lease”), each duly executed by each Party thereto;
     (m) A license regarding certain Polyfox Intellectual Property and TSCA Section 5(e) Successor “Transfer Notice” in the form attached hereto as Exhibit J (the “Polyfox License”), duly executed by Aerojet and Purchaser, and the Manufacturing

Agreement by and between Ampac Fine Chemicals LLC and Aerojet in the form attached hereto as Exhibit J-1 (the “Manufacturing Agreement”); and
     (p) The Purchaser Guaranty, duly executed by Purchaser.
     1.9 Section 7.16 is replaced in its entirety with the following:
          7.16 Parent Guaranty; Purchaser Guaranty.
On the Closing Date, Parent shall enter into the Guaranty in substantially the form set forth in Exhibit L (the “Guaranty”). On the Closing Date, Purchaser shall enter into the Purchaser Guaranty in substantially the form set forth in Exhibit O.
     1.10 Section 7.19 of the Purchase Agreement is deleted in its entirety.
     1.11 Article VII of the Purchase Agreement is amended by adding the following to the end thereof:
          7.20 Transfer of Oracle Licenses. Seller shall use commercially reasonable efforts to effectuate the transfer of fifty (50) Oracle E-Business Suite licenses used in the Business in accordance with the provisions of Schedule 7.20.
          7.21 Union Grievances. To the extent that Seller is involved in any grievance proceedings brought by the International Association of Machinists, District Lodge 725, related to the Business or any Business Employee prior to the Closing, Aerojet shall not settle such grievances without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.
     1.09 Section 9.3(m) of the Purchase Agreement is replaced in its entirety with the following:
     (m) Permits. Except as set forth on Schedule 9.3(m), Purchaser shall have received or applied for (as applicable), or shall receive from Seller as of the Closing Date, all of the material Environmental Permits required for Purchaser to operate the Business as it is being conducted immediately prior to the Closing Date.
     1.10 Section 9.3 of the Purchase Agreement is amended by adding the following to the end thereof:
     (o) Consent Agreement. Ampac Fine Chemicals LLC shall have entered into a Consent Agreement with DTSC as of the Closing Date that is in the form attached hereto as Exhibit P.
     1.11 Schedule 4.14 of the Purchase Agreement is replaced in its entirety with Schedule 4.14 attached to this Amendment.
     1.12 Schedule 9.3(k) of the Purchase Agreement is replaced in its entirety with Schedule 9.3(k) attached to this Amendment.

     1.13 Exhibit D of the Purchase Agreement is replaced in its entirety with Exhibit D attached to this Amendment.
     1.14 Exhibit E of the Purchase Agreement is replaced in its entirety with Exhibit E attached to this Amendment.
     1.15 Exhibit F of the Purchase Agreement is replaced in its entirety with Exhibit F attached to this Amendment.
     1.16 Exhibit G of the Purchase Agreement is replaced in its entirety with Exhibit G attached to this Amendment.
     1.17 Exhibit H of the Purchase Agreement is replaced in its entirety with Exhibit H attached to this Amendment.
     1.18 Exhibit I of the Purchase Agreement is replaced in its entirety with Exhibit I and Exhibit I-1 attached to this Amendment.
     1.19 Exhibit J of the Purchase Agreement is replaced in its entirety with Exhibit J and Exhibit J-1 attached to this Amendment.
     1.20 Exhibit O of the Purchase Agreement is replaced in its entirety with Exhibit O attached to this Amendment.
ARTICLE II
MISCELLANEOUS
     2.1 Effect on Purchase Agreement. On and after the date of this Amendment each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.
     2.2 Obligations Under Required Consents. The Parties hereby confirm that except with regard to the Consent Agreement, no obligation or liability contained in any consent obtained for the Required Consents shall enlarge or diminish any of the Parties’ obligations or liabilities under the Purchase Agreement or this Amendment.
     2.3 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the state of California, without giving effect to the principles of conflicts of laws thereof.
     2.4 Counterparts; Facsimile. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, and facsimile signatures shall be deemed, for the purposes of this Amendment, original signatures.

     2.5 Severability. In the event any provision of this Amendment or the application thereof becomes or is declared by a court of competent jurisdiction illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law. The Parties further agree to replace such illegal, void or unenforceable provision of this Amendment with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

AEROJET FINE CHEMICALS LLC

By:	/s/ Mark A. Whitney

Name:	Mark A. Whitney

Title:	Vice President

AEROJET-GENERAL CORPORATION

By:	/s/ Mark A. Whitney

Name:	Mark A. Whitney

Title:	Vice President

AMERICAN PACIFIC CORPORATION

By:	/s/ Seth L. VanVoorhees

Name:	Seth L. VanVoorhees

Title:	Vice President and Chief Financial Officer

Exhibit D
Seller Note
EXHIBIT E
Bill of Sale
EXHIBIT F
Transition Services Agreement
EXHIBIT G
Ground Lease
EXHIBIT H
Warehouse Lease
EXHIBIT I
Aerojet Lease
EXHIBIT I-1
Machine Shop Lease
EXHIBIT J
Polyfox License Agreement and Transfer Notice
EXHIBIT J-1
Manufacturing Agreement
EXHIBIT O
Purchaser Guaranty
Exhibit P
Consent Agreement

Schedule 3.1 – Exceptions to Working Capital Liabilities
•	Any liabilities arising out of the Consent Agreement
•	Any liabilities relating to the requirement of a RCRA permit

Schedule 3.1(i) – Earn Out EBITDAP and EBITDAP Adjustment Calculation Principles
Calculation of Earn Out EBITDAP and EBITDAP Adjustment
Earn Out EBITDAP (net income/loss of the Business excluding interest, taxes, depreciation, amortization and pension expense) and EBITDAP for the purpose of the EBITDAP Adjustment shall be calculated in accordance with GAAP and consistent with the past practices of the Business.
Incentive Compensation
Purchaser shall implement an incentive compensation plan for employees of the Business (the “Program”) for its 2006 fiscal year ending September 30, 2006. Purchaser shall, subject to board approval, establish the Program as soon as practical after the Closing Date, consistent with the terms stated in Attachment A. All of the details of the Program will not be completed until Purchaser and the employees of the Business have agreed on all of its terms.
Quarterly EBITDAP Target
The Quarterly EBITDAP Target is Five Million Five Hundred Thousand Dollars ($5,500,000)

Execution Copy
Ampac Proposed AFC Short Term Incentive Program For FY’06
Program Weighting and Maximum Incentive Payout

	% Weight of	Payout if 100%
	Incentive Program	Goal is Achieved
AFC Segment EBITDAP	80%	80% of TBD
AFC Segment Cash Flow	20%	20% of TBD

Total	100%	$(TBD)

The amount of TBD is still to be determined but will not exceed $1.0 MM.
EBITDAP Incentive Program

		% Payout of
	FY’06 EBITDAP Target	EBITDAP Incentive
AFC Segment EBITDAP	= $20.0 MM	100%

	$19.5 - $19.9 MM	75%

	$19.0 - $19.4 MM	50%

	$18.5 - $18.9 MM	25%

	< $18.5 MM	0%

FY’06 EBITDAP includes the cost of the Short Term Incentive Program

EBITDAP excludes pension expense

Cash Flow Incentive Program

		% Payout of
	FY’06 Cash Flow Target	Cash Flow Incentive
AFC Segment Cash Flow	= $24.2 MM	100%

	= $22.2 - $24.1 MM	75%

	= $20.2 - $22.1 MM	50%

	= $18.2 - $20.1 MM	25%

	< $18.2 MM	0%

FY’06 EBITDAP includes the cost of the Short Term Incentive Program

Execution Copy
Schedule 3.3 – Purchase Price Allocation
The Purchase Price Allocation will be determined by the parties as soon as reasonably practicable after the Closing Date.

Schedule 4.14 –Environmental Matters
Schedule 4.14(b)
1. State of California Environmental Protection Agency (Cal-EPA) Department of Toxic Substances Control letter dated December 9, 2004 with determination that waste stream deactivation constitutes treatment of a chemical for which a permit is required. This matter remains under discussion with the DTSC. RCRA permit may be needed by the Business after the Closing. Execution of a Consent Agreement in the form attached as Exhibit P is a condition to Closing in accordance with Section 9.3(o) of the Purchase Agreement.
2. Cal-EPA Department of Toxic Substances Control Inspection Report, issued on September 2, 2005, with determination that the deactivation of two waste streams in two separate chemical reactions qualify as “treatment of hazardous waste,” and as a result are inadequately permitted under California law.
3. Cal-EPA / Department of Toxic Substances Control RCRA Enforcement Action for violations of GenCorp/Aerojet/Seller RCRA Permit. Permanent Injunction and Final Judgment Pursuant to Stipulation. Seller, Aerojet and Parent are in discussions with DTSC regarding the removal of Seller from the RCRA Permit.
4. Seller has submitted an application for a permit under Title V of the Clean Air Act.
Schedule 4.14(d)
1. Sacramento Metropolitan Air Quality Management District (SMAQMD) Notice of Violations (#5713 - May 17, 2004) and (#6053 – July 25, 2004) for Failure to Install Monitoring Devices and Submit Reports pursuant to 40 CFR Part 63. Copies of such notices have been provided to Purchaser. Seller is in the process of installing equipment and submitting reports pursuant to a schedule provided to SMAQMD. AFC responded to SMAQMD in a letter with attachment dated June 7, 2005, copies of which have been provided to Purchaser.
2. A SMAQMD Air Quality Inspector conducted an inspection of the Business’s quarterly inventory emissions on April 26-27, 2005 and such Inspector noted that the Business exceeded the ACC-185 quarterly limit during the fourth quarter of 2004 for the number of batches, pounds of reactive organic compounds (ROC), and pounds of nitrogen oxide (NOx) stated in the relevant permit. SMAQMD issued a Notice of Violation (#6753). AFC responded to the Notice of Violation in a letter to SMAQMD on June 1, 2005. Copies of such notice and letter have been provided to Purchaser.
3. In or about 2001, the Business received a notification from the SMAQMD alleging a violation of the local air district rules (Clean Air Act).
4 Sacramento Regional County Sanitation District Consent Order (Sept. 3, 2003) based on NOV issued on March 26, 2003 for exceedance of daily and monthly average limits for ammonia during Nov. and Dec. 2002; failure to use a certified laboratory for ammonia analysis; data identified additional daily and monthly average limit violations for ammonia in Feb. and May 2003 and May 2003 for toluene (daily limit only); daily and monthly average violations for acetone, isopropyl acetate, ethyl acetate, n-butyl acetate, n-amyl acetate, triethyl amine, diethyl amine at Outfall 1 and 2 and detection also exceeded permit limits in May 2003.

5. May 13, 2002 Sacramento Regional County Sanitation District Consent Notice of Violation daily and monthly average limits violation for toluene for March 2002.
6. May 29, 2001 SMAQMD Notice of Violation of 40 CFR Part 63 Subparts H and I- failure to perform leak check and recordkeeping provisions.
7. May 17, 2004 SMAQMD Notice of Violation of (Pharmaceutical NESHAP) 40 CFR Part 63 Subpart GGG, failure to install monitoring devices and failure to submit periodic reports.
8. July 26, 2004 SMAQMD Notice of Violation of (Pharmaceutical NESHAP) 40 CFR Part 63 Subpart GGG, failure to install monitoring devices, failure to submit a notification of compliance status report, and failure to submit periodic reports.
9. June 3, 2005 SMAQMD Notice of Ongoing Violation of (Pharmaceutical NESHAP) 40 CFR Part 63 Subpart GGG requiring immediate cessation of operation of equipment subject to 40 CFR Part 63 Subpart GGG and immediate compliance with all sections of 40 CFR Part 63 Subpart GGG.
10. Cal-EPA Department of Toxic Substances Control Inspection Report, issued September 2, 2005, alleged as follows:
     (a) Violation of Health and Safety Code, Section 25201(a), due to treatment of hazardous waste at a site not authorized by the Aerojet RCRA permit. Specifically, neutralization of hazardous waste filtrates with caustic without DTSC authorization in the certain processes in Tank V-121 outside Building 05046.
     (b) Violation of Cal. Code Regs., tit. 22, §66264.193(a) due to storage of hazardous waste in tanks without secondary containment. Specifically, on or about June 2, 2004, there was storage of hazardous waste in Tanks V-121 and V-111 outside Building 05046.

Schedule 7.20 Oracle Licenses
Subject to Purchaser’s acceptance in writing of the terms and conditions of such licenses (as required by such licenses), Seller shall use commercially reasonable efforts to effectuate the transfer fifty (50) Oracle E-Business Suite licenses used in the Business, at no cost to Purchaser and at a cost to Seller not to exceed $50,000; provided, however, that if Seller’s costs with respect to such transfer exceed $50,000, Purchaser shall have the option to pay the costs of transfer in excess of $50,000. Effective upon Seller’s obtaining consent from Oracle for assignment of such Oracle E-Business Suite licenses, and payment by Purchaser of any amounts over $50,000, Seller shall assign such licenses to Purchaser.

Schedule 9.3(m) – Exceptions to Permits
Purchaser acknowledges that as noted on Schedule 4.3, the State of California Environmental Protection Agency (Cal-EPA) Department of Toxic Substances Control (DTSC) sent letters to Seller dated December 9, 2004 and September 2. 2005 setting forth the DTSC’s determination that waste stream deactivation as practiced by the Business constitutes treatment of a hazardous waste for which a Hazardous Waste Facility permit is required.
Due to DTSC’s actions, a question remains as to whether such a permit is required. As a result, the Parties have agreed that the execution of a Consent Agreement, pursuant to Section 9.3(o) of the Purchase Agreement, shall be deemed to satisfy the Closing condition set forth in Section 9.3(m) of the Purchase Agreement.

Schedule 9.3(k) – Key Employees
•	Paul Kane

•	Richard Beatty

•	Margaret Hastings

•	Aslam Malik

•	Jim Pilney

•	Olivier Dapremont